**STOCK REPURCHASE AGREEMENT**

THIS STOCK REPURCHASE AGREEMENT (the "Agreement") is effective as of April 19, 2018, by and among Gridiron BioNutrients, Inc., a Nevada corporation (the "Company"), Darren M. Long ("Long"), and Brian Martinho ("Martinho") and Food for Athletes Inc., a California Corporation ("FFA"). The Company, Long, Martinho and FFA may be individually referred to herein as a "Party" and collectively as the "Parties."

**RECITALS**

WHEREAS, the Company is a "reporting issuer" under the Securities Exchange Act of 1934, as amended, with CIK# 0001629205;

WHEREAS, Long served as Chief Executive Officer and Chairman of the Board of Directors of the Company from October 9, 2017 to February 26, 2018, and Martinho served as Treasurer and a member of the Board of Directors from October 9, 2017 to February 26, 2018;

WHEREAS, Long is the registered holder of 35,000,000 shares (the "Long Shares") of common stock of the Company, represented by Company stock certificate number 1136 (the "Long Stock Certificate");

WHEREAS, Brian Martinho is the registered holder of 17,500,000 shares (the "Martinho Shares") of common stock of the Company, represented by Company stock certificate number 1137 (the "Martinho Stock Certificate");

WHEREAS, the Company desires to repurchase the Long Shares and the Martinho Shares and Long desires to sell the Long Shares to the Company, and Martinho desires to sell the Martinho Shares to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, it is hereby agreed as follows:

**AGREEMENT**

1. Offer and Sale of Long Shares. Long hereby offers, sells, transfers and assigns to the Company the Long Shares, free and clear of any Encumbrance (as such term is defined in the last sentence of this Section 1), for a purchase price of $0.0008095 per share, for an aggregate purchase price of $28,333.33 (the "Long Purchase Price"). The Long Purchase Price is to be paid by wire transfer and delivered on the behalf of Long by no later than April 26, 2018 close of business. Long shall deliver to the Company the Long Certificate #1136, with a corresponding stock power properly endorsed for transfer, and a corresponding Medallion-signature guarantee, to be approved by the Company.

1.1. Long or his settlement agents must make the deliveries contemplated by this section not later than April 23, 2018.

2. Offer and Sale of Martinho Shares. Martinho hereby offers, sells, transfers and assigns to the Company the Martinho Shares, free and clear of any Encumbrance, for a purchase price of $0.0008095 per share, for an aggregate purchase price of $14,166.67 (the "Martinho Purchase Price"). The Martinho Purchase Price is to be paid by wire transfer and delivered on the behalf of Martinho not later than April 26, 2018 close of business. Martinho shall deliver to the Company the Martinho Certificate #1137, with a corresponding stock power properly endorsed for transfer, and a corresponding Medallion-signature guarantee, to be approved by the Company.

2.1 Martinho or his settlement agents must make the deliveries contemplated by this section not later than April 23, 2018.

3. Settlement and Release of Claims. Effective upon the sale of the Long Shares and the Martinho Shares, the Parties agree to release, acquit and forever discharge each other and each, every and all of their current and past

officers, directors, shareholder, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigned, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which each Party may now have or may hereafter have or claim to have against another Party.

4. Mutual Revocation of Licenses. Upon the sale of the Long Shares and the Martinho Shares, any license, verbal or written, actual or implied to use the BlackMP Living Water™ formulation or any other intellectual property owned by Long, Martinho or FFA is hereby terminated. Furthermore, any license, verbal or written, actual or implied to use Gridiron BioNutrients™ formulation(s) or any other intellectual property owned by Gridiron BioNutrients™ is hereby terminated. Exception to this provision shall be if parties have mutually agreed to the terms set forth in item 6. "Sale of Raw Material" herein.

5. Intellectual Property. Upon the sale of the Long Shares and the Martinho Shares, the Company agrees that it shall not use any of Long's,Martinho's or FFA's intellectual property, including, but not limited to the BlackMP Living Water™ Formulation or acquire such formulation or products produced using such formulation, from any of Long's , Martinho's or FFA's suppliers, except with the agreement of FFA. Furthermore, Long and Martinho agrees that they or any entity they are an affiliate thereof shall not use any of the Company's intellectual property, including, but not limited to the Company's formulation(s) or acquire such formulation or products produced using such formulation, from any of the Company's, except with the agreement of the Company. The Company further agrees that it shall not develop or produce a "Black Water" product or other product related to Food for Athletes "Blackwater MP" that does not contain CBD as a major component of the formulation. Long and Martinho further agrees that it shall not develop or produce a "Black Water" product or other product related to the Company products and formulations that contain CBD as a major component of the formulation. Exception to this provision shall be if parties have mutually agreed to the terms set forth in item 6. "Sale of Raw Material" herein.

6. Sale of Raw Materials. FFA agrees that they shall sell, on mutually agreed commercially reasonable terms, and subject to standard Trade Secret protections, the raw materials necessary to produce BlackMP Living Water™ (Humic/Fulvic Acid, probiotics, electrolytes) to the Company for the production of Gridiron MVP concentrate and water products for a period of up to 12 months.

7. Representations and Warranties of Long and Martinho. Each of Long and Martinho represents to the Company and warrants as follows:

7.1 Authority. Each of Long and Martinho has the right and authority to enter into this Agreement and to carry out their respective obligations hereunder.

7.2 Long Shares. Long has good and marketable title to the Long Shares. The Long Shares are free and clear of all Encumbrances. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of the Long Shares and Long has not received notice of (and Long is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Long Shares. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Long Shares.

7.3 Martinho Shares. Martinho has good and marketable title to the Martinho Shares. The Martinho Shares are free and clear of all Encumbrances. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of the Martinho Shares and Martinho has not received notice of (and Martinho is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Martinho Shares. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Martinho Shares.

8. Further Assurances; Time. At the reasonable request of the other and without demanding further consideration from the other, each of the Parties agree to execute and deliver such other instruments and do and

perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions under this Agreement, including but not limited to, the transfer of ownership in and to the Long Shares and the Martinho Shares, as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using all reasonable best efforts to obtain the same from any third parties, as necessary or desirable for fully perfecting and conveying unto the other, the benefit of the transfer of ownership in and to the Long Shares and the Martinho Shares, as contemplated by this Agreement.

9. Effectiveness of Representations and Warranties. The Parties' representations and warranties contained in this Agreement shall be true and correct, and with the same effect, as though such representations and warranties had been made, on and as of the date that the transactions contemplated by this Agreement are completed.

10. Miscellaneous.

10.1. Necessary Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.2. Entire Agreement; Modifications; Waiver. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

10.3. Dispute Resolution. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

10.4. Attorney's Fees. Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

10.5. No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the Parties hereto. The provisions of this Agreement may only be waived in or by writing signed by the Party against whom enforcement of any waiver is sought.

10.6. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common

stock to the Company, the Company shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

10.7. Execution of the Agreement. The Company, the party executing this Agreement on behalf of the Company, Long and Martinho, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company, Long and Martinho of this Agreement. This Agreement has been duly and validly executed and delivered by the Company, Long and Martinho and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of the Company, and will be enforceable in accordance with their respective terms.

10.8. Joint Drafting and Exclusive Agreement. This Agreement is the only Agreement executed by and between the Parties related to the Claims described herein. There are no additional oral agreements or other understandings related to the Claims described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

10.9. Conflicts of Interest. The Parties shall exercise their best efforts to the other Party aware of any conflicts of interest that exist between such Party, including any other business of entity that such Party beneficially owns or controls, and any interest of the other Party. Disclosure of such conflicts of interest may be made in writing or through oral communication. Acknowledgement of such conflicts of interest and waiver of any cause of action against a Party related to a conflict of interest may be made in writing or through oral communication.

10.10. Counterparts. This Agreement may be executed in any number of counterparts by original signature or scanned e-mail attachment, all of which together shall constitute one Agreement, and any party hereto may execute this Agreement by executing any such counterpart.

**SIGNATURE PAGE**

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the day and year first above written.

**COMPANY:**

**GRIDIRON BIONUTRIENTS, INC.**

By: ________________________

Name: **Timothy Orr**

Title: President

________________________

**Darren Long**

________________________

**Brian Martinho**

________________________

**Darren Long for Food for Athletes**